EXHIBIT 10


                      SUMMARY OF DEFERRED COMPENSATION PLAN
                      FOR DIRECTORS AND EXECUTIVE OFFICERS

     In December 1996, life insurance contracts were purchased by the Registrant. The Registrant is the owner of the contracts. One of the purposes of these contracts was to replace a current group life insurance program for executive officers and implement a deferred compensation plan for directors and executive officers in 1996. Participants in the deferred compensation plan are eligible to receive distribution of their contributions, plus accrued interest earned at no greater than market rate on reinvestment of the contributions, upon reaching age 70, provided that, if a participant dies before reaching age 70 and the participant qualifies, distribution shall be made to the participant's designated beneficiary in an amount equal to what the director would have accumulated if the participant had reached age 70 and had continued to make contributions to the plan. The cost of providing the benefits to the participants will be offset by the earnings on the life insurance contracts.